FIRSTAR STELLAR FUNDS
                                  AMENDMENT TO
                                     BY-LAWS

ARTICLE IV, SECTION 5 is amended in its entirety as follows:

         Section 5. PROXIES. Any shareholder entitled to vote at any meeting of shareholders may vote either in person or by proxy. Except as provided in
Section 6 of this Article IV, every proxy shall be in writing subscribed by the shareholder or his duly authorized attorney and dated, but need not be sealed, witnessed or acknowledged. All proxies shall be filed with and verified by the Secretary or an Assistant Secretary of the Trust or, the person acting as Secretary of the Meeting.

ARTICLE IV, SECTION 6 is added in its entirety as follows:

         Section 6. PROXY INSTRUCTIONS TRANSMITTED BY TELEPHONIC OR ELECTRONIC MEANS. The placing of a shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder for purposes of Section 5 of this Article IV.

Adopted:  August 31, 2000